EXHIBIT 10.2

4 Tri Harbor Court
Port Washington, NY 11050
Tel: (516) 627 6000
Fax: (516) 627 6093

www.aceto.com	Albert L. Eilender
Chairman & Chief Executive Officer

January 10, 2012

By Hand Delivery
Mr. Frank DeBenedittis
c/o Aceto Corporation
4 Tri Harbor Court
Port Washington, NY 11050

Dear Mr. DeBenedittis:

Pursuant to Section 1 of the employment agreement between you and Aceto Corporation (“Aceto”), dated as of March 24, 2009 (the “Employment Agreement”), this letter shall serve as notice under the Employment Agreement that the Employment Period (as defined in the Employment Agreement) will not be extended.  This notice is effective as of the date hereof and, unless terminated sooner, the Employment Period will expire at midnight on March 23, 2012.

The Employment Agreement will continue to govern your employment with Aceto until the end of the Employment Period. You are not entitled to any payments or benefits under the Employment Agreement solely as a result of Aceto’s delivery of this notice.  Nothing in the foregoing paragraph shall be construed as affecting (i) any other right you or Aceto may have under any other provision of the Employment Agreement, including, without limitation, your or Aceto’s ability to terminate the Employment Agreement and your employment thereunder, or (ii) your obligations under Section 6 (“Confidential Information”) and Section 7 (“Non-Compete; Non-Solicitation”) of the Employment Agreement, which will survive the expiration of the Employment Period and remain in full force and effect.

Enclosed is a copy of the Aceto Corporation Severance Policy (the “Severance Policy”).  The Severance Policy will succeed the Employment Agreement and, if then in effect, will generally apply in the event of your termination of employment with Aceto following the expiration of the Employment Agreement.

ACETO CORPORATION

/s/ Albert L. Eilender
By: Albert L. Eilender
Title: Chairman & CEO

Enclosures